Exhibit 10.5

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”), is made and entered into on                         , 2015 to be effective as of the Effective Date (as hereinafter defined), by and between Hunt Utility Services, LLC, a Delaware limited liability company (the “Manager”), InfraREIT Partners, LP, a Delaware limited partnership (the “Operating Partnership”), and InfraREIT, Inc., a Maryland corporation and the general partner of the Operating Partnership (the “Company”). The Manager, the Operating Partnership and the Company are sometimes referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

RECITALS:

WHEREAS, the Company is a corporation that intends to elect to be taxed as a real estate investment trust (“REIT”) and intends to continue to qualify to be taxed as a REIT for federal income tax purposes;

WHEREAS, the Manager is an indirect subsidiary of Hunt Consolidated, Inc. (“Hunt”); and

WHEREAS, the Company, the Operating Partnership and each of the Subsidiaries (as defined below) desire to retain the Manager to provide management and advisory service on the terms and conditions set forth herein, and the Manager wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used in this Agreement (including exhibits, schedules and amendments) shall have the meanings set forth below or in the section of this Agreement referred to below, except as otherwise expressly indicated or limited by the context in which they appear in this Agreement.

“Adjustments” means additions or subtractions to the Company’s Cash Available for Distribution related to the following: (i) the effect of the Company’s percentage rent calculation method, which represents the difference between the quarterly cash payments due on percentage rent and the revenue included in net income; (ii) the effect of straight-line rents, which represents the difference between the timing of cash based rent payments and the recognition of base rent revenue in accordance with GAAP; (iii) the fair value adjustment of balance sheet items such as contingent consideration and hedges; (iv) non-cash equity compensation; (v) goodwill impairment; and (vi) subject to the approval of the Independent Directors, such other adjustments as the Manager may recommend from time to time to give effect to the intent of the Parties in the calculation of Cash Available for Distribution under this Agreement or to reflect changes in the public reporting practices of the Company.

“Affiliate” means, with regard to a Person, a Person that controls, is controlled by, or is under common control with such original Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing. By way of example, and not limitation, Affiliates of the Manager include, and are not limited to, Hunt Consolidated, Inc., Hunt Investment Company, L.P., Hunt Equities, Inc., Hunt Transmission Services, LLC, and Hunt Power, L.P.

“AFUDC” means allowance for funds used during construction.

“AFUDC on Other Funds” means the portion of AFUDC that relates to the cost of equity, as determined in accordance with the electric plant instructions found in the Federal Energy Regulatory Commission regulations.

“Agreement” has the meaning set forth in the Preamble.

“Arbitration Panel” has the meaning set forth in Section 24(a).

“Assets” means the assets of the Company Entities.

“Audit Committee” means the audit committee of the Board of Directors.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Fee” means (a) for the period from January 1, 2014 through March 31, 2015, an annual amount equal to $10,000,000 (prorated for partial periods), and (b) for each 12 month Base Fee Period thereafter, an amount equal to 1.50% of Total Equity as of the end of the immediately preceding calendar year; provided that, in no event shall the Base Fee be more than $30,000,000 unless a greater amount is approved by a majority of the Independent Directors (or a committee consisting entirely of Independent Directors). By way of example, the Base Fee for the Base Fee Period from April 1, 2016 through March 31, 2017 will be an amount equal to 1.50% of Total Equity as of December 31, 2015.

“Base Fee Period” shall mean each 12-month period beginning on April 1 and ending on March 31 of the following year.

“Board of Directors” means the Board of Directors of the Company.

“Cash Available for Distribution” means, for any calendar quarter, an amount equal to (i) (A) Net Income Before Noncontrolling Interest, plus (B) depreciation, plus (C) amortization of deferred financing costs, if any, minus (D) AFUDC on Other Funds, minus (E) capital expenditures to maintain net assets, (ii) as adjusted by the Adjustments. The Parties intend that Cash Available for Distribution will be calculated in a manner consistent with the Company’s public reporting of Cash Available for Distribution from time to time. Capital expenditures to maintain net assets means, for any calendar quarter, an amount equal to the depreciation expense recognized by the Company. For the avoidance of doubt, Cash Available for Distribution does not include the proceeds of any debt recapitalization.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Account” has the meaning set forth in Section 6.

“Company Entity” or “Company Entities” means the Company, the Operating Partnership and any of their Subsidiaries.

“Company Indemnified Party” has the meaning set forth in Section 13(b).

“Company Panel Member” has the meaning set forth in Section 24(b).

“Damages” has the meaning set forth in Section 13(a).

“Development Agreement” means the Development Agreement, of even date herewith, among the Company, the Operating Partnership, Sharyland Utilities, L.P. and Hunt Transmission Services L.L.C.

“Effective Date” means the closing date of the Initial Public Offering and the effectiveness of the merger of InfraREIT, L.L.C. with and into the Company.

“Entity” means any partnership, limited partnership, proprietorship, corporation, joint venture, joint stock company, limited liability company, limited liability partnership, business trust, estate, governmental entity, cooperative, association or other foreign or domestic enterprise, including accounts or funds managed by an investor or any of its Subsidiaries.

“Equity Interests” means any shares of capital stock, membership interests, partnership interests or other equity interests and options or warrants to acquire, or securities convertible or exchangeable into, capital stock, membership interests, partnership interests or other equity securities of an Entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” has the meaning set forth in Section 10.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governing Instruments” means, with regard to any entity, the articles or certificate of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles or certificate of formation and the operating agreement in the case of a limited liability company, or similar governing documents, in each case as amended from time to time.

“Hunt” has the meaning set forth in the Recitals.

“Incentive Fee” means, for any calendar quarter an amount equal to the Per Unit Incentive Fee for such calendar quarter multiplied by the aggregate number of OP Units outstanding as of the record date for the payment of Quarterly Distributions during such calendar quarter.

“Indemnitee” has the meaning set forth in Section 13(b).

“Indemnitor” has the meaning set forth in Section 13(c).

“Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager, Hunt or any of their Affiliates, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and policies and, if applicable, the rules of any national securities exchange on which the Company’s common stock is listed.

“Initial Public Offering” means the initial public offering of the Company’s common stock under the Securities Act pursuant to the Registration Statement.

“Initial Term” means a period commencing on the date hereof and ending on the earlier of (i) December 31, 2019 and (ii) a Successful Challenge.

“Intellectual Property” means all work product, documents, code, works of authorship, programs, manuals, developments, processes, formulae, data, specifications, fixtures, tooling, equipment, supplies, processes, inventions, discoveries, improvements, trade secrets, and know-how or similar rights.

“Intellectual Property Rights” means the worldwide right, title, and interest in any Intellectual Property and any goodwill appurtenant thereto, including, without limitation, all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, inventions, priority rights, patent rights, patents, and any other rights or protections in connection therewith or related thereto.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Manager” has the meaning set forth in the Preamble.

“Manager Indemnified Party” has the meaning set forth in Section 13(a).

“Manager Panel Member” has the meaning set forth in Section 24(b).

“Net Income Before Noncontrolling Interest” means the Company’s consolidated net income, calculated in accordance with GAAP, before any deduction or reduction thereto as a result of net income attributable to a noncontrolling interest.

“Operating Partnership” has the meaning set forth in the Preamble.

“OP Unit” means a partnership unit in the Operating Partnership.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other Entity.

“Per Unit Incentive Fee” means, for any calendar quarter, an amount equal to 20% of the amount by which (a) the Quarterly Distributions made by the Operating Partnership during such quarter plus the amount of the Per Unit Incentive Fee exceed (b) the Threshold Distribution Amount. By way of example, if the Quarterly Distributions during a quarter are $        , the Per Unit Incentive Fee for such quarter will be $         (i.e., 20% multiplied by ($         of Quarterly Distributions, plus the $         Per Unit Incentive Fee, minus the $         Threshold Distribution Amount).

“Quarterly Distributions” means the amount of per OP Unit distributions made by the Operating Partnership during a particular calendar quarter; provided, however, that any distributions in excess of 100% of quarterly Cash Available for Distribution shall not be considered distributions for purposes of calculating the amount of Quarterly Distributions; provided, further, any such OP Unit distributions made to the Company will only be considered distributions for purposes of this definition to the extent they are subsequently distributed by the Company to its shareholders. For purposes of this definition, quarterly Cash Available for Distribution will be measured based on the most recent quarterly results that, at the time of declaration of the applicable OP Unit distributions by the Board of Directors or a committee thereof, have been publicly disclosed or, if no quarterly results have been publicly disclosed in the preceding 90 days, the results from the Company’s most recently completed quarter that have been reviewed by the Company’s independent auditors and certified by an officer of the Company.

“Registration Statement” means the Registration Statement on Form S-11 (file no. 333-201106) filed by the Company.

“REIT” has the meaning set forth in the Recitals.

“Renewal Term” means a period commencing on the expiration of the Initial Term or a Renewal Term and ending on the earlier of (i) the date that is five years from the commencement of such Renewal Term and (ii) a Successful Challenge.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, trust, partnership or joint venture, or other Entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding Equity Interests is owned, directly or indirectly, by such Person.

“Successful Challenge” means the date a court of competent jurisdiction has determined in a final, non-appealable order that this Agreement, or any term or provision hereof, after giving effect to Section 27, caused a termination of the Company’s REIT election under Section 856(g) of the Code.

“Termination Fee” has the meaning set forth in Section 16(b).

“Third Panel Member” has the meaning set forth in Section 24(b).

“Threshold Distribution Amount” means an amount per OP Unit equal to $        , as adjusted for recapitalizations, reclassifications, stock splits, stock dividends or other similar events.

“Total Equity” means, as of a particular date, the amount of total equity reflected on the Company’s consolidated balance sheet as of such date (before any reduction or deduction therefrom as a result of noncontrolling interest) prepared in accordance with GAAP; provided that, Total Equity as of December 31, 2014 shall be                     . For reference, the “Total Equity” line is not included in the Company’s audited Consolidated Balance Sheets included in the Registration Statement (such line item is entitled “Total Members’ Capital” on such balance sheets), but is included in the Company’s unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2014 included in the Registration Statement. The Company expects that such line item will continue to be included in the Company’s balance sheet data following the completion of the Initial Public Offering.

Section 2. Appointment and Duties of the Manager.

(a) The Company and the Operating Partnership (in each case, on its own behalf and on behalf of its Subsidiaries) hereby appoint the Manager to manage the Assets and the day-to-day operations of the Company Entities subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its reasonable best efforts to perform each of the duties set forth herein except where a higher standard of care is specified in this Agreement. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The Parties acknowledge that (i) the Manager is an Affiliate of Hunt; and (ii) the Manager may perform its services for the Company Entities in part through the personnel and facilities of Hunt or other Hunt Affiliates.

(c) The Manager, in its capacity as manager of the Assets and the day-to-day operations of the Company Entities, at all times will be subject to the supervision and oversight of the Company’s Board of Directors and will have only such functions and authority as the Company may delegate to it, including the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company Entities and will perform (or cause to be performed) in accordance with the guidelines that may be adopted from time to time by the Board of Directors, and subject to the budget limitations set forth in Section 11(a), such services and activities relating to the Assets and operations of the Company Entities as set forth herein, including:

(i) administering the day-to-day business and performing and supervising the performance of such other administrative functions necessary or appropriate for the Company Entities’ management, including the collection of revenues and the payment of debts and obligations;

(ii) providing executive and administrative personnel, office space and office services required in rendering services to the Company Entities;

(iii) engaging, retaining and supervising, on behalf of a Company Entity, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms and banks as the Manager deems necessary or advisable in connection with the management and operations of such Company Entity;

(iv) communicating with the holders of any of the securities of a Company Entity as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(v) preparing for the review and approval of the Board of Directors and filing on behalf of the Company Entities current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, proxy statements and other reports required to be filed by the Exchange Act with the SEC and otherwise satisfying reporting and compliance obligations under applicable securities laws or the rules of the New York Stock Exchange and any exchange on which securities of a Company Entity are listed;

(vi) arranging marketing materials, advertising, industry group activities (such as conference participation and industry organization memberships) and other promotional efforts designed to promote the business of the Company Entities;

(vii) communicating with analysts and the investment community generally;

(viii) sourcing, evaluating, submitting for Board of Director approval, and, subject to obtaining such Board of Director approval, directing the issuance of any common or preferred stock issuances or other equity issuances;

(ix) drawing on existing lines of credit at such times as the Manager deems appropriate to support the business of the Company Entities and sourcing, facilitating, evaluating and submitting for Board of Director approval any other loan, indebtedness, guaranty or other financing arrangements necessary or appropriate in connection with the business of the Company Entities and managing the Company’s and the Company Entities’ relationships with existing or potential lenders;

(x) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities, consistent with such strategies as modified from time to time, while maintaining the Company’s qualification as a REIT;

(xi) opening and managing Company Accounts and treasury/cash management activities on behalf of the Company Entities;

(xii) investing and reinvesting any money and securities in short-term investments pending investment in other investments; paying related fees, costs and expenses;

(xiii) advising the Board of Directors on capital structure and capital raising;

(xiv) negotiating with tenants any new leases, lease amendments, lease supplements or lease renewals, all in accordance with leasing standards promulgated by the Board of Directors from time to time, and causing the applicable Company Entity to perform its obligations under any such agreements and enforcing any related rights; provided, however, the negotiation and execution of any operating lease of a transmission and distribution Asset to an operator thereof (e.g., Sharyland Utilities, L.P.), and any amendments thereto, shall be subject to the direction and, subject to procedures approved by the Board of Directors, approval of the Board of Directors;

(xv) evaluating, negotiating, submitting for Board of Director approval, and, subject to receipt of such Board of Director approval, entering into, any project acquisitions from a Hunt Affiliate in accordance with the terms of the Development Agreement or from third parties;

(xvi) working with tenants or other third parties to construct transmission and distribution projects, including causing a Company Entity to negotiate, enter into and perform its obligations under any related construction contracts, engineering, procurement and construction (EPC) contracts or other contracts related to such construction activities;

(xvii) preparing annual budgets, and any related amendments, for Board of Director approval and causing the Company Entities to perform and implement then-effective annual budgets;

(xviii) preparing financial statements;

(xix) coordinating the relationship with external auditors, subject to oversight from the Audit Committee or other appropriate governing body when appropriate;

(xx) administering bookkeeping and accounting functions as are required for the management and operation of the Company Entities;

(xxi) evaluating and recommending and, subject to obtaining approval of the Board of Directors, making any accounting policy changes;

(xxii) designing, preparing, updating and monitoring internal control over financial reporting and disclosure controls and procedures, subject to oversight from the Audit Committee or other appropriate governing body when applicable;

(xxiii) managing any internal audit function required by securities laws, exchange rules or the Board of Directors, including, if appropriate, engaging a third party firm on behalf of a Company Entity to provide such function, and managing the relationship with that firm, subject to oversight from the Audit Committee or other appropriate governing body when appropriate;

(xxiv) sourcing, evaluating and submitting for Board of Director approval, and, subject to receipt of such Board of Director approval, entering into, any potential merger, acquisition, joint venture, financing, development, refinancing or disposition opportunities;

(xxv) coordinating and managing the business of any joint venture or co-investment interests a Company Entity holds directly or indirectly and conducting all matters with the joint venture or co-investment partners;

(xxvi) sourcing and evaluating relationships with potential project developers;

(xxvii) monitoring the insurance required under the Company’s leases and sourcing and evaluating any insurance, such as director and officer insurance, and, subject to obtaining Board of Director or other appropriate approvals when applicable, causing a Company Entity to obtain any such insurance;

(xxviii) enforcing the rights of Company Entities under any applicable insurance policies when and as appropriate, subject to oversight and direction from the Board of Directors or a committee thereof, when appropriate;

(xxix) assisting the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other tax laws and regulations, and, in accordance with Section 8(b)(ii) hereof, causing the Company to qualify as a REIT for U.S. federal income tax purposes;

(xxx) managing all tax matters, including making necessary tax filings and causing each Company Entity to make any related payments that are owed to taxing authorities and filing appropriate tax appeals;

(xxxi) scheduling, managing and preparing materials for all meetings of the Board of Directors or committees thereof;

(xxxii) counseling the Board of Directors in connection with any policy decisions;

(xxxiii) subject to obtaining Board of Director or other appropriate Company approvals, handling and resolving all claims, disputes or controversies between Company Entities and third parties;

(xxxiv) furnishing the Board of Directors with reports and statistical and economic research regarding activities and services performed by the Manager on behalf of a Company Entity, as appropriate;

(xxxv) assisting the Company Entities in complying with all regulatory requirements applicable to the Company Entities with respect to the Company Entities’ business;

(xxxvi) keeping the Board of Directors apprised of material events affecting the assets of the Company Entities, and, from time to time, at the request of the Board of Directors, making reports to the Company of its performance of the services set forth herein;

(xxxvii) performing the functions and tasks delegated to the Company pursuant to that certain Delegation Agreement dated on or around the date hereof between Sharyland Utilities, L.P. and the Company related to responsibilities and rights under the Third Amended and Restated Company Agreement of Sharyland Distribution & Transmission Services, L.L.C.; and

(xxxviii) performing such other services as may be required from time to time for the management of, and other activities relating to, the Assets and business and operations of the Company Entities as the Board of Directors shall reasonably request or as Manager deems appropriate under the particular circumstances.

(d) The Manager shall have the right and power to establish an employee stock purchase plan (as such term is defined in section 423 of the Code) at the Company for the benefit of employees of the Manager, Hunt and their Affiliates; provided that, the Manager shall fund all costs associated with any such plan, including the funds necessary to purchase shares of the Company’s stock in the open market pursuant to the plan.

(e) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other service providers) hired by the Manager at the Company Entities’ sole cost and expense (subject to the last paragraph of Section 10).

Section 3. Devotion of Time; Additional Activities.

(a) The Manager and its Affiliates will provide the Company Entities with a management team, including a Chief Executive Officer, President and Chief Financial Officer, as well as other support personnel, to provide the management services to be provided by the Manager to the Company Entities hereunder, the members of which team shall devote such portion of their time to the management of the Company Entities as is necessary and appropriate to operate the businesses of the Company Entities. The Manager shall not be obligated to dedicate itself exclusively to the management of the Company Entities nor shall the Manager’s personnel be obligated to dedicate any specific portion of their time to the Company Entities; provided, however, that the Manager devotes sufficient resources to the business of the Company Entities as is necessary and appropriate, commensurate with its level of activity, to discharge Manager’s obligations under this Agreement. The Manager shall dedicate sufficient time and shall engage and make available sufficient personnel (including personnel of the Manager’s Affiliates) to perform the tasks and activities that typically would be performed internally (and not outsourced to third parties) by a manager rendering management and advisory services similar to those to be rendered by the Manager hereunder, and the Manager shall engage third parties to perform such tasks and activities only in accordance with the budget limitations set forth in Section 11(a) hereof. For clarity, nothing in this Section 3(a), Section 2 or any other provision of this Agreement will require the Manager or any Affiliate thereof to bear or incur any Expenses (except as described in the last paragraph of Section 10).

(b) Subject to the provisions of Section 3(a) and the Development Agreement, nothing in this Agreement shall (i) prevent the Manager, Hunt or any of their Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind (including the services to be provided to the Company Entities hereunder) to any other Person, including investing in, or rendering advisory services to others investing in, any type of business (including acquisitions of assets that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person or Entity are similar to those of the Company or (ii) in any way bind or restrict the Manager, Hunt or any of their Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or investments for their own accounts or for the account of others for whom Hunt or any of its Affiliates (other than the Manager), officers, directors, employees or personnel may be acting. For the avoidance of doubt, the foregoing shall not limit any of the Company Entities’ rights under the Development Agreement.

(c) Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company Entities, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the applicable governing entities pursuant to the Company Entities’ Governing Instruments. When executing documents or otherwise acting in such capacities for the Company Entities, such persons shall use their respective titles in the applicable Company Entity.

Section 4. Development Activities and Rights of First Offer. On the date hereof, the Company, the Operating Partnership, Sharyland Utilities, L.P. and Hunt Transmission Services, L.L.C. have entered into the Development Agreement, which, among other things, governs (a)

the rights of the Company Entities to develop and construct Footprint Projects (as defined in the Development Agreement) and (b) the circumstances under which Hunt must offer to the Company the opportunity to acquire a ROFO Project (as defined in the Development Agreement).

Section 5. Agency. Without expanding in any way the Manager’s powers or authorities in Section 2, the Manager may act as agent of the Company Entities in acquiring, financing, leasing, managing and disposing of Assets, disbursing and collecting the funds of the Company Entities, paying the debts and fulfilling the obligations of the Company Entities, supervising the performance of professionals engaged by or on behalf of the Company Entities and handling, prosecuting and settling any claims of or against the Company Entities, the Board of Directors, holders of the Company Entities’ securities or representatives or properties of the Company Entities.

Section 6. Bank Accounts. The Manager may establish and maintain one or more bank accounts in the name of any Company Entity (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts in accordance herewith; and the Manager shall, on a quarterly basis or upon request of the Board of Directors or a committee thereof from time to time, render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company Entities. All funds collected by Manager on behalf of Company Entities shall be deposited by Manager in Company Accounts.

Section 7. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company Entities at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors to the Company; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) pursuant to the order of governmental officials having jurisdiction over any Company Entity; (v) in connection with any governmental or regulatory filings of the Company Entities or disclosure or presentations to the Company’s stockholders or prospective stockholders; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent reasonably required to perform the services under this Agreement or otherwise in connection with the business or assets of the Company Entities. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 7. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement for a period of three years. The Manager shall cause its agents, representatives and subcontractors to keep confidential any such information to the same degree set forth in this Section 7.

Section 8. Obligations of Manager; Restrictions.

(a) The Manager shall require each seller or transferor of assets to the Company Entities to make such representations and warranties regarding such assets as may, in the commercially reasonable judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate in its commercially reasonable discretion with regard to the protection of the Assets.

(b) The Manager shall use its reasonable best efforts to monitor relationships among the Company Entities, any tenant that leases the assets of the Company Entities, the Manager and its Affiliates and holders of equity interests in the Company to ensure compliance with REIT rules and regulations related to related party rents.

(c) The Manager shall refrain from any action that, in its sole but reasonable judgment made in good faith, (i) is not in compliance with the guidelines and policies of the Board of Directors, (ii) would adversely affect the status of the Company as a REIT under the Code, (iii) would adversely affect the Company Entities’ status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over any Company Entity or that would otherwise not be permitted by the Company Entities’ Governing Instruments, code of conduct or other compliance policies. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments.

Section 9. Compensation.

(a) During the Initial Term and any Renewal Term, the Operating Partnership shall pay the Manager an annual Base Fee. The annual Base Fee shall be payable in cash in quarterly installments in arrears on the last day of each calendar quarter (or the first business day that follows such day, if the last day of the calendar quarter is not a business day). Within 10 days of the receipt by the Company of its audited financial statements with respect to the most recently completed fiscal year, the Manager shall deliver to the Board of Directors for informational purposes only its computation of the Base Fee (and the identification of the applicable quarterly installments in which the Base Fee will be paid by the Company) based on the amount of Total Equity reflected in such financial statements (or, in the case of Total Equity as of December 31, 2014, derived from such financial statements). If the Company does not have audited financial statements within 90 days of the end of the most recently completed fiscal year, the Manager shall calculate and send to the Board of Directors its computation of Total Equity as of the end of the most recent fiscal year and the resulting Base Fee, in which case the Audit Committee shall review and approve or disapprove the calculation of the Base Fee within 10 days of receipt thereof from the Manager. If the Manager and the Audit Committee are unable to agree on the calculations during such 10 day period, the dispute will be submitted to arbitration pursuant to Section 24 of this Agreement (however, if the audited financial statements are received before the arbitration is completed, then the calculation shall be based on such financial statements).

(b) During the Initial Term and any Renewal Term, the Operating Partnership shall pay the Manager the Incentive Fee in cash. The Incentive Fee shall be payable within five days of the actual payment of Quarterly Distributions by the Operating Partnership. In connection with its recommendation regarding the amount of the Quarterly Distribution the Operating Partnership should make in a calendar quarter, the Manager shall deliver to the Board of Directors its computation of the Incentive Fee based on the amount of such recommended Quarterly Distribution during such quarter. If the Audit Committee determines that the amount of Quarterly Distributions will be different than the amount recommended by the Manager, then the Manager will re-calculate the Incentive Fee payment based on the Audit Committee’s determination of Quarterly Distributions. In connection with approving the amount of Quarterly Distribution, the Audit Committee will also approve or disapprove the amount of the Incentive Fee. If the Audit Committee does not approve the amount of the Incentive Fee in connection with any such approval of the amount of Quarterly Distributions, the Manager may submit the determination of the amount of the Incentive Fee to arbitration pursuant to Section 24 of this Agreement.

(c) In the event that the Company’s or the Operating Partnership’s financial statements with respect to any period during the Initial Term or any Renewal Term are restated, and such restatement results in a change to the calculation of Total Equity or Cash Available for Distribution that would have caused the amount of the Base Fee or Incentive Fee paid in any period or the amount of the Termination Fee to have been less than the amount actually paid, the Manager shall re-pay to the Company any such excess fee amounts it received. To the extent the Board of Directors or a committee thereof determines a portion of the Base Fee, Incentive Fee or Termination Fee is recoverable from the Manager pursuant to this Section 9(c), the Board of Directors or committee thereof may (1) require the Manager to re-pay such amount in cash directly to the Operating Partnership within 30 days of the determination that excess fees have been paid, (2) reduce future payments of the Base Fee, Incentive Fee or Termination Fee by such amounts or (3) recover such amounts through any combination of (1) and (2). This Section 9(c) shall survive the expiration or earlier termination of this Agreement.

Section 10. Expenses of the Company. The Company Entities shall bear and be responsible for all expenses related to the conduct of the business of the Company Entities (collectively, the “Expenses”), including any such Expenses initially incurred by the Manager, and including the following:

(a) expenses in connection with the acquisition, disposition and financing of other entities and Assets on behalf of the Company;

(b) costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative, and other similar services rendered for the Company Entities by third parties retained by a Company Entity or by the Manager on behalf of a Company Entity;

(c) the compensation and expenses of the Company’s directors and the cost of liability insurance related to the officers, directors, consultants or agents of any Company Entity and any obligations to indemnify any such persons;

(d) costs associated with the establishment and maintenance of any of the Company Entities’ secured and unsecured forms of borrowings (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company Entities’ securities offerings (including the Initial Public Offering);

(e) expenses connected with communications to holders of any Company Entities’ securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the SEC, the costs payable by a Company Entity to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by a Company Entity to any such exchange in connection with its listing, and costs of preparing, printing and mailing any annual report to stockholders and proxy materials with respect to any stockholder meetings;

(f) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used for the Company Entities; provided that, if such software, hardware, equipment or services also benefit the businesses of Affiliates of the Manager or activities of the Manager that are unrelated to those of the Company Entities, the Expenses shall only include an amount reasonably allocated to the Company Entities by the Manager;

(g) costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications and materials, including financial analytics and market data, and settlement, clearing and custodial fees and expenses, relevant to the business of a Company Entity;

(h) compensation and expenses of the Company’s custodian and transfer agent, if any;

(i) the costs of maintaining the Company’s compliance with all federal, state and local rules and regulations or any other regulatory agency;

(j) all taxes and license fees payable by any Company Entity;

(k) all insurance costs incurred in connection with the operation of the business of the Company Entities;

(l) all other costs and expenses relating to the business and investment operations of the Company Entities, including the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, valuation, reporting, audit and legal fees;

(m) expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company Entities or Assets separate from the office or offices of the Manager;

(n) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company Entities’ securities, including in connection with any dividend reinvestment plan;

(o) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against any Company Entity, or against any trustee, director or officer of any Company Entity in his capacity as such for which any Company Entity is required to indemnify such trustee, director or officer by any court or governmental agency;

(p) all costs and expenses relating to the development and management of the Company’s website; and

(q) all other third-party expenses actually incurred by the Manager that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

Notwithstanding the foregoing or anything to the contrary herein, Expenses will not include the following, which will be the responsibility of (and paid directly by) the Manager or another Affiliate thereof: (1) compensation expenses related to the Manager’s and its Affiliates’ personnel, including officers of the Company, (2) occupancy costs incurred by the Manager related to its place of business, (3) time or project-based billing for work done by Affiliates of the Manager, (4) office-related costs, travel and entertainment costs or costs associated with professional service organizations, publications, professional development or related matters for the Manager’s or any of its Affiliate’s employees, or (5) income or franchise taxes payable by the Manager. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such Expenses have previously been incurred or are incurred in connection with such expiration or termination. For the avoidance of doubt, if a particular item of expense is described in this paragraph, it will be the obligation of Manager or an Affiliate thereof, and not the obligation of a Company Entity, even if such item of expense falls within one of the enumerated list of Expenses set forth in Section 10(a)-(q) above.

Section 11. Preparation of Expense Budget; Calculation and Payment of Expenses.

(a) The Manager shall, in connection with the annual budgeting process established by the Board of Directors, submit to the Board of Directors its estimate of the general and administrative Expenses (“G&A Expenses”) to be incurred on behalf of the Company Entities for each annual budgeting period. The Manager shall use reasonable best efforts to cause the G&A Expenses for such annual period not to materially exceed the estimates submitted to the Board of Directors, and shall promptly notify the Board of Directors of any expected material deviations from the estimates and the reasons for such deviations. Upon receipt of such notice of expected material deviations from the budget, the Board of Directors may instruct the Manager that any or all additional expenses in excess of the budget shall be subject to approval of the Board of Directors.

(b) The Manager may prepare and deliver to the Company a statement documenting the unreimbursed Expenses incurred by the Manager on behalf of a Company Entity in accordance herewith, which shall be reimbursed by the Operating Partnership to the Manager on or before the 30th day following the date of delivery of such statement. Expenses incurred by the Manager on behalf of a Company Entity in accordance herewith shall be reimbursed by the Operating Partnership to the Manager. The provision of this Section 11 shall survive the expiration or earlier termination of this Agreement with respect to Expenses that have previously been incurred or are incurred in connection with such expiration or termination. All obligations of the Company under this Agreement to pay any fees, reimbursements, indemnities or other amounts to the Manager shall be paid by the Operating Partnership.

Section 12. Insurance.

(a) The Company will cover the Manager and its Affiliates under the Company’s directors and officers insurance policy, including professional liability coverage with limits no less than $50,000,000. The Manager may also request that additional professional liability insurance be purchased and added to the Company policy, and the Manager shall bear any premium costs over and above the cost of coverage limits of $50,000,000. The Manager and the Company shall review all such policies annually and shall mutually agree upon the terms and conditions of such policies.

(b) Manager (or an Affiliate of Manager, on Manager’s behalf), shall maintain, at its expense and at all times during the term of this Agreement, insurance as follows:

(i) Commercial General Liability Insurance including Umbrella Liability Insurance, written on occurrence basis, with limits of not less than $50,000,000 combined for bodily injury and property damage liability.

(ii) Workers Compensation Insurance, as required by the law of the State where the Assets are located, covering all Manager’s employees, and Employer’s Liability Insurance with limits of not less than $1,000,000 for bodily injury by accident and $1,000,000 for bodily injury by disease.

(iii) Commercial Crime and/or Employee Dishonesty Insurance, covering the activities of all of its employees who may handle or be responsible for monies or other property of Company, with limits of not less than $5,000,000.

Upon request by the Company, the Manager shall furnish to the Company certificates of insurance evidencing the insurance coverage required hereunder. The Company Entities shall be included as additional insureds on the Manager’s insurance policies.

(c) Notwithstanding any other provision in this Agreement to the contrary, each of the Company and the Manager hereby waives any and all rights of recovery, claim, action or cause of action, and release all claims against the other party, and the other party’s Affiliates, agents, employees, officers, partners, servants and shareholders, for any loss or damage to such party’s property by reason of any casualty which is covered by insurance, regardless of the cause or origin thereof, including, without limitation, the negligence, gross negligence or willful misconduct of the other party or the other party’s Affiliates, agents, employees, officers, partners, servants or shareholders. Each party also covenants that all property insurance policies carried by such party shall contain provisions under which such party’s insurer waives its right of subrogation against the other party (and such policies shall be so endorsed), unless such waiver is illegal or against public policy or such waiver renders such policy void or voidable, or is not available at a reasonable cost.

Section 13. Limits of Manager Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services in the manner called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 8(b) of this Agreement. The Manager, its Affiliates, their respective officers, directors, stockholders and employees and any Person providing sub-advisory services to the Manager will not be liable to the Company, to the Board of Directors, the Company’s stockholders or the Operating Partnership’s partners for any acts or omissions by any such Person, pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Operating Partnership shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its Affiliates, their respective officers, directors, stockholders and employees and any Person providing sub-advisory services to the Manager (each a “Manager Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (“Damages”) in respect of or arising from any acts or omissions of such Manager Indemnified Party, unless it has been determined in a final non-appealable decision pursuant to Section 24 or non-appealable order of a court of competent jurisdiction that such Damages result from such Manager Indemnified Party’s gross negligence, willful misconduct, bad faith or reckless disregard of duties under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company Entities and their respective officers, directors, employees and agents (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all Damages in respect of or arising from (i) acts or omissions of the Manager constituting gross negligence, willful misconduct, bad faith or reckless disregard of its duties under this Agreement, as determined in a final non-appealable decision pursuant to Section 24 or non-appealable order of a court of competent jurisdiction or (ii) any claims by or relating to the Manager’s or its Affiliates’ employees relating to the terms and conditions of their employment by the Manager or such Affiliate (including, without limitation, any liability with respect to severance or withdrawal liability).

(c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitor will not settle or compromise such claim, and the Indemnitee will not be liable for any such settlement made by Indemnitor without Indemnitee’s prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

(d) The Operating Partnership shall be required to advance funds to a Manager Indemnified Party for legal expenses and other costs incurred as a result of any legal action or proceeding if a claim in respect thereof is to be made pursuant hereto and if requested by such Manager Indemnified Party if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of or has been caused or alleged to have been caused in whole or in part by, any action or inaction on the part of the Manager Indemnified Party in the performance of its duties or provision of its services on behalf of the Company Entities; and (ii) the Manager Indemnified Party affirms in writing that such person in good faith believes that it has met the standard of conduct necessary for indemnification under this Section 13 and undertakes to promptly repay any funds advanced pursuant to this Section 13(d) in cases in which such Manager Indemnified Party would not be entitled to indemnification under Section 13(a). If advances are required under this Section 13(d), the Manager Indemnified Party shall furnish the Operating Partnership with an affirmation and undertaking as set forth in clause (ii) of the preceding sentence and shall thereafter have the right to bill the Operating Partnership for, or otherwise require the Operating Partnership to pay, at any time and from time to time after such Manager Indemnified Party shall become obligated to make payment therefor, any and all reasonable amounts for which such Manager Indemnified Party is entitled to indemnification under this Section 13, and the Operating Partnership shall pay the same within thirty (30) days after request for payment. In the event that a determination is made by a final non-appealable decision pursuant to Section 24 or non-appealable order of a court of competent jurisdiction that the Operating Partnership is not so obligated in respect of any amount paid by it to a particular Manager Indemnified Party, such Manager Indemnified Party will refund such amount within sixty (60) days of such determination, and in the event that a determination is made by a final non-appealable decision pursuant to Section 24 or non-appealable order of a court of competent jurisdiction that the Operating Partnership is so obligated in respect to any amount not paid by the Operating Partnership to a particular Manager Indemnified Party, the Operating Partnership will pay such amount to such Manager Indemnified Party within thirty (30) days of such final determination, in either case together with interest at the current prime rate plus two percent (2%) from the date paid until repaid or the date it was obligated to be paid until the date actually paid.

(e) Any Manager Indemnified Party entitled to indemnification under this Agreement must seek recovery under any insurance policies by which such Manager Indemnified Party is covered and must obtain the Company’s written consent prior to entering into any compromise or settlement which would result in the Operating Partnership having an obligation to indemnify such Manager Indemnified Party. Any amounts actually recovered under any applicable Company-funded insurance policies will offset any amounts that the Operating Partnership owes pursuant to the Operating Partnership’s indemnification obligations under this Agreement. If the amounts for which indemnification is sought arise out of the conduct of the Company’s or the Company Entities’ business and affairs and also of any other person for which a Manager Indemnified Party was then acting in a similar capacity, the amount of the indemnification to be provided by the Operating Partnership may be limited to its proportionate share thereof if so determined by the Operating Partnership in good faith.

Section 14. Intellectual Property; License.

(a) All Intellectual Property created or developed in connection with the Manager’s performance of this Agreement or otherwise and the Intellectual Property Rights associated therewith shall be the sole and exclusive property of the Manager. The Company and Operating Partnership (on behalf of themselves and any Subsidiary) shall assign and do hereby assign to the Manager all Intellectual Property Rights in such Intellectual Property. The Manager hereby grants the Company Entities a non-exclusive, perpetual, worldwide, fully paid up, royalty-free, non-sub-licensable, non-transferable license and right to use the Intellectual Property made in connection with the Manager’s performance of this Agreement for their business purposes. The Company and the Operating Partnership will, or will cause their Subsidiaries to, upon request of the Manager, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be requested by the Manager to carry out the intent of this Agreement or to otherwise perfect, record, confirm, or enforce the Manager’s rights in and to the Intellectual Property.

(b) The Manager hereby grants to the Company Entities a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the logo described on Exhibit A during the term of this Agreement.

Section 15. No Joint Venture. Nothing in this Agreement shall be construed to make the Company (or any Subsidiary) and the Manager partners or joint venturers or impose any liability as such on either of them.

Section 16. Term; Termination.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect during the Initial Term, and, subject to Section 16(b) and Section 16(c), shall be automatically renewed for a Renewal Term upon the expiration of the Initial Term and upon the expiration of each Renewal Term. Notwithstanding the foregoing, in connection with the renewal of this Agreement, at least 15 months prior to the expiration of the Initial Term or a Renewal Term, a Party may request changes to this Agreement or the Development Agreement to address market changes, changes in the relationship between the Parties or such other changes in circumstances that a Party determines in good faith warrant revisions to this Agreement (including, without limitation, a request that the list of ROFO Projects included in the Development Agreement be updated to include the transmission and development projects in the then-current pipeline of Hunt and its Affiliates); provided, however, that the Parties do not generally expect to change the manner in which the Base Fee, Incentive Fee or Termination Fee are calculated unless such amounts are determined to be, in consultation with a nationally recognized investment banking firm, materially less favorable to the Manager or the Company, as the case may be, than other similar compensation arrangements for externally managed vehicles in the same or comparable industries. Without limiting the generality of the foregoing, the Parties shall negotiate any such requested changes in good faith prior to the renewal of this Agreement, but neither Party shall be obligated to agree to any such changes.

(b) Notwithstanding any other provision of this Agreement to the contrary, the Independent Directors may elect not to renew this Agreement by delivering notice of such election to the Manager at least 365 days prior to the end of the Initial Term or any Renewal Term. In the event of such election, on the last day of the Initial Term or Renewal Term, as applicable, the Operating Partnership shall pay a termination fee (the “Termination Fee”) equal to three times the sum of (i) the amount of the Base Fee paid with respect to the four full calendar quarters preceding the date on which the termination notice is given and (ii) the amount of the Incentive Fee paid with respect to the four full calendar quarters preceding the date on which the termination notice is given. At the Company’s election, the Termination Fee may be paid in cash or in OP Units (in whole or in part). If the Company elects to pay the Termination Fee in OP Units, such OP Units will be issued five days after the effective date of termination, with the number of OP Units equal to the Termination Fee divided by the volume weighted average price of the Company’s common stock on the New York Stock Exchange (or such other national exchange on which the Company’s stock is then traded) during the 10 trading day period that precedes the termination date. If the Company’s common stock is not then traded on the New York Stock Exchange or other national exchange, the Company will pay the Termination Fee in cash. For the avoidance of doubt, the Termination Fee applies to terminations of this Agreement pursuant to this Section 16(b) only and is not required to be paid in the event of a termination of this Agreement pursuant to any other provision hereof or for any other reason.

(c) Notwithstanding any other provision of this Agreement to the contrary, the Manager may terminate this Agreement at any time upon 365 days’ prior written notice to the Company and the Operating Partnership; provided, however, that the Manager may not deliver notice of its termination of this Agreement prior to December 31, 2018. In the event of a termination of this Agreement pursuant to this Section 16(c), no Termination Fee shall be payable.

(d) Upon the expiration or termination of this Agreement for any reason, the Manager shall: (i) immediately pay over to the Company Entities any and all monies collected and held by the Manager for the account or on behalf of the Company Entities, without deduction or offset; (ii) promptly turn over to the Company Entities all books, papers, leases, agreements, documents, records, keys and other items relating to the management and operation of the Assets; and (iii) within thirty (30) days thereafter, render to the Company Entities a final accounting with respect to the management and operation of the Assets through the date of termination. In connection with any expiration or termination of this Agreement for any reason, the Manager shall, prior to and following such expiration or termination, cooperate with the Company Entities and provide reasonable assistance to support a transition of the management duties to the Company Entities or the Company’s designee.

(e) If this Agreement is terminated pursuant to this Section 16 or Section 18 of this Agreement, such termination shall be without any further liability or obligation of either party to the other, except that Sections 7, 9(c), 10, 11(b), 12(c), 13, and 19 through 28 will survive any such termination.

Section 17. Assignment. This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company after the approval of a majority of the Board of Directors, including a majority of the Independent Directors; provided, however, that the Manager may assign this Agreement to an Affiliate of Hunt without the consent of the Company. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company and the Operating Partnership for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company and the Operating Partnership a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company or the Operating Partnership without the prior written consent of the Manager, except in the case of assignment by the Company or Operating Partnership to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company or the Operating Partnership, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company and Operating Partnership are bound under this Agreement.

Section 18. Termination for Cause. Notwithstanding anything to the contrary contained in Section 16, the Company, with the approval of a majority of the Independent Directors, may terminate this Agreement effective upon 30 days’ prior written notice of termination (or, with respect to clauses (iv) through (vii) below, effective immediately upon written notice of termination) from the Company to the Manager, without payment of any Termination Fee or any accrued and unpaid Base Fee or Incentive Fee, if (i) the Manager materially breaches any provision of this Agreement and, if such breach is capable of being cured, such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period, (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against any Company Entity, other than an immaterial misapplication of funds that is promptly corrected, (iii) there is an event of any bad faith, willful misconduct or gross negligence on the part of the Manager in the performance of its duties under this Agreement that results in material harm to any Company Entity, (iv) there is a commencement of any voluntary proceeding relating to the Manager’s Bankruptcy or insolvency or an order for relief in an involuntary Bankruptcy case, (v) there is a dissolution of the Manager, (vi) the Manager is convicted of a felony (including a plea of nolo contendere) or (vii) there is a Manager Change of Control (provided that, in the case of (vii), any termination under this Section 18 must occur within 90 days after the date the Independent Directors receive written notice from the Manager of such Manager Change of Control, which Manager agrees to provide promptly). For purposes of this Agreement, “Manager Change of Control” shall be deemed to have occurred if members of the Hunt Group cease to both (1) own, directly or indirectly, at least 51% of the Equity Interests in Manager or its successor hereunder and (2) Control Manager or its successor hereunder. For purposes of this Agreement: (A) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise; and (B)

“Hunt Group” means (a) Ray L. Hunt and Hunter L. Hunt; (b) any lineal descendent of the foregoing (including by adoption); (c) any spouse of the foregoing; (d) any trust established primarily for the benefit of any one or more of the foregoing; and (e) any entity controlled, individually or collectively, by any of the foregoing Persons identified in the preceding clauses (a) through (d) (including Hunt and its Subsidiaries).

Section 19. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 16 or 18 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid (i) if terminated pursuant to Section 16, all compensation accruing to the date of termination, (ii) if terminated pursuant to Section 16(b), the applicable Termination Fee, and (iii) as provided in Section 10 and Section 11.

Section 20. Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served, sent via facsimile, sent via electronic mail or sent by United States mail or by commercial courier and shall be deemed to have been given when received at the address set forth below:

If to the Manager:

Hunt Utility Services, LLC

Attn: Hunter L. Hunt, President

1900 North Akard Street

Dallas, TX 75201

Facsimile: 214-978-8989

E-mail: HHunt@huntoil.com

If to the Company:

InfraREIT, Inc.

Attn: Chief Executive Officer

1807 Ross Avenue, 4th Floor

Dallas, TX 75201

E-mail: DCampbell@huntutility.com

With a copy to:

InfraREIT, Inc.

Attn: General Counsel

1807 Ross Avenue, 4th Floor

Dallas, TX 75201

E-Mail: Legal@Huntutility.com

The address of any party hereto may be changed by a notice in writing given in accordance with the provisions of this Section 20.

Section 21. Binding Nature of Agreement; Third Party Beneficiaries; Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and, with respect to Section 13 of this Agreement, the Indemnitees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 22. Complete Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto. This Agreement shall not be modified or amended except in a writing signed by all Parties. No purported modifications or amendments, including without limitation any oral agreement (even if supported by new consideration), course of conduct or absence of a response to a unilateral communication, shall be binding on any Party.

Section 23. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 24. Arbitration.

(a) Any dispute under or relating to this Agreement shall, if not resolved by the Parties within 60 days after notice of such dispute is served by one Party to the other (or, if different, the period provided for resolution by the Parties in the provision of this Agreement under which such dispute is brought), be submitted to an “Arbitration Panel” comprised of three members. No more than one panel member may be with the same firm (which shall not be deemed to prohibit the panel members from being members of the same organization such as the American Arbitration Association or Judicial Arbitration and Mediations Services), and no panel member may have an economic interest in the outcome of the arbitration.

(b) The Arbitration Panel shall be selected as follows: Within five business days after the expiration of the period referenced above, the Manager shall select a panel member meeting the criteria of the above paragraph (the “Manager Panel Member”) and the Company shall select its panel member meeting the criteria of the above paragraph (the “Company Panel Member”). If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three business days from such notice, then the other Party may select such panel member on such Party’s behalf. Within five business days after the selection of the Manager Panel Member and the Company Panel Member, the Manager Panel Member and the Company Panel Member shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member”). If the Manager Panel Member and the Company Panel Member fail to timely select the Third Panel Member and such failure continues for more than three business days after written notice of such failure is delivered to the Manager Panel Member and Company Panel Member by either the Manager or the Company, either the Manager or the Company may request the managing officer of the American Arbitration Association to appoint the Third Panel Member.

(c) Within ten business days after the selection of the Arbitration Panel, each Party shall submit to the Arbitration Panel a written statement identifying its summary of the issues and claims. Any Party may also request an evidentiary hearing on the merits in addition to the submission of written statements. The Arbitration Panel shall make its decision within 20 days after the later of (i) the submission of such written statements of particulars, and (ii) the conclusion of any evidentiary hearing on the merits, and shall take into consideration the relative risks and rewards undertaken and capital invested by each Party. The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to the Parties.

(d) The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in Dallas, Texas.

(e) The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex Commercial Disputes in effect as of the date hereof and subject to the Texas General Arbitration Act to the extent such act is applicable hereto.

(f) The Parties shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting the arbitration.

Section 25. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 26. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 27. Cure of Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; provided, however, that if such illegal, invalid or unenforceable provision may be made legal, valid and enforceable by limitation thereof, then the provision shall be revised and reformed to make it legal, valid and enforceable to the maximum extent permitted by law. Without limiting the foregoing, if, due to an amendment to any provision of the Code or the Treasury Regulations, the issuance of a court opinion in any tax litigation, or the issuance of an IRS revenue ruling or revenue procedure, it is determined by tax counsel for the Company, or if a court of competent jurisdiction determines with respect to the Company, that one or more provisions of this Agreement cause or will cause the Company to fail to meet one or more of the requirements that are required to be met in order for the Company to continue to qualify as a REIT, then the provision or provisions that caused or will cause such failure shall be fully severable, and this Agreement shall be construed and enforced as if such provision or provisions that caused such failure had never comprised a part hereof.

Section 28. Construction of Agreement. As used herein, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular, and all pronouns shall include the masculine, feminine and neuter, whenever the context and facts require such construction. The headings, captions, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Except as otherwise indicated herein, all section, schedule and exhibit references in this Agreement shall be deemed to refer to the sections, schedules and exhibits of and to this Agreement, and the terms “herein”, “hereof”, “hereto”, “hereunder” and similar terms refer to this Agreement generally rather than to the particular provision in which such term is used. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner as though the words “but [is] not limited to” immediately followed the same. Time is of the essence for this Agreement. The language in all parts of this Agreement shall in all cases be construed simply according to the fair meaning thereof and not strictly against the party that drafted such language. Except as otherwise provided herein, references in this Agreement to any agreement, articles, by-laws, instrument or other document are to such agreement, articles, by-laws, instrument or other document as amended, modified or supplemented from time to time.

Section 29. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original hereof and all of which taken together shall constitute one and the same agreement. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

* * *

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

HUNT UTILITY SERVICES, LLC, a Delaware limited liability company

By:
Name:
Title:

INFRAREIT, INC., a Maryland corporation

By:
Name:
Title:

INFRAREIT PARTNERS, LP, a Delaware limited partnership

By: InfraREIT, Inc., its general partner

By:
Name:
Title:

Exhibit A

(logo)